Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-162195 Dated December 1, 2010

INVESCO POWERSHARES
XCHANGE TRADED NOTES [TM]

ETN and index data as of September 30, 2010

Description

The PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO),
PowerShares DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and
PowerShares DB Crude Oil Double Short Exchange Traded Note (Symbol: DTO)
(collectively, the "PowerShares DB Crude Oil ETNs") are the first U.S.
exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil-based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Oil, which is intended to track the long or short performance of the underlying futures contracts of a basket of oil futures contracts. The Long ETN is based on the Optimum Yield [TM] version of the
Index, and the Short and Double Short ETNs are based on the standard version of the Index.

PowerShares DB Crude Oil ETN and Index Data

Ticker symbols
--------------------------------------------
Crude Oil Long                     OLO
Crude Oil Short                    SZO
Crude Oil Double Short             DTO
--------------------------------------------
Intraday indicative value symbols
Crude Oil Long                     OLOIV
Crude Oil Short                    SZOIV
Crude Oil Double Short             DTOIV
--------------------------------------------
CUSIP symbols
Crude Oil Long                     25154K866
Crude Oil Short                    25154K874
Crude Oil Double Short             25154K809
--------------------------------------------
Details
ETN price at initial listing       $25.00
Inception date                     6/16/08
Maturity date                      6/1/38
Yearly investor fee                0.75%
Leveraged reset frequency          Monthly
Listing exchange                   NYSE Arca
DB Optimum Yield Crude Oil[] Index DBLCOCLT
DB Standard Crude Oil Index        DBRCLTR
--------------------------------------------
Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

OLO PowerShares DB Crude Oil Long ETN
SZO PowerShares DB Crude Oil Short ETN
DTO PowerShares DB Crude Oil Double Short ETN
[GRAPHIC OMITTED]

ETN Performance and Index History (%)(1)
                                1 Year 3 Year 5 Year 10 Year ETN Inception
ETN Performance
Crude Oil Long                  1.98    --     --     --      -25.83
Crude Oil Short                -5.11    --     --     --       34.82
Crude Oil Double Short        -15.38    --     --     --       54.18
Index History
Deutsche Bank Liquid
Commodity Index --
Optimum Yield Crude Oil         2.75   -7.39   --     --      -25.38
Deutsche Bank Liquid
Commodity Index -- Oil         -2.73  -42.31 -46.16   --      -38.29
Comparative Indexes(2)
S and P 500                    10.16   -7.16   0.64   --       -4.90
Barclays Capital U.S. Aggregate 8.16    7.42   6.20   --        8.32

Source: Invesco PowerShares, Bloomberg L.P.

(1) ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Crude Oil ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index-Oil is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is May
24, 2006. ETN Performance is based on a combination of the monthly returns from the relevant Commodity Index plus the monthly returns from the DB 3-Month T-Bill
Index (the "T-Bill Index"), resetting monthly as per the formula applied to the
PowerShares DB Crude Oil ETNs, less the investor fee. The Long ETN is based on the Deutsche Bank Liquid Commodity Index -- Optimum Yield Crude Oil [TM], and the
Short and Double Short ETNs are based on the standard version of the Deutsche
Bank Liquid Commodity Index -- Light Crude[TM] (the "Commodity Indexes"). The
T-Bill Index is intended to approximate returns from investing in 3-month United
States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS.

powersharesetns.com | dbfunds.db.com/notes 800 983 0903 | 877 369 4617

ETN data as of September 30, 2010
Volatility (%)(1,2)
                                     Double
                    Long    Short    Short
1 Year              25.91   28.44    56.88
2 Year              37.31   42.84    85.68

2-Year Historical Correlation(1,2)
                                     Double
                    Long    Short    Short
S and P 500         0.723  -0.688   -0.688
Barclays Capital
U.S. Aggregate      0.060   0.034    0.034

Annual Performance (%)(1)
                                     Double
                    Long    Short    Short
2009                35.25  -23.77   -50.96
2010 YTD            -7.51    3.74     1.86

OLO PowerShares DB Crude Oil Long ETN
SZO PowerShares DB Crude Oil Short ETN
DTO PowerShares DB Crude Oil Double Short ETN

What are the PowerShares DB Crude Oil ETNs?

The PowerShares DB Crude Oil ETNs are senior unsecured obligations issued by
Deutsche Bank AG, London Branch that are linked to a total return version of a
Deutsche Bank crude oil index. The Long ETN is linked to the Deutsche Bank
Liquid Commodity Index -- Optimum Yield Crude Oil[TM], and the Short and Double
Short ETNs are linked to the standard version of the Deutsche Bank Liquid
Commodity Index. Both indexes are designed to refiect the performance of certain crude oil futures contracts. The Optimum Yield[TM] version of the index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying fiexible roll rules to pick a new futures contract when a contract expires. The standard version of the index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a predefined expiration date.

Investors can buy and sell the PowerShares DB Crude Oil ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem the PowerShares DB Crude Oil ETNs in blocks of no less than
200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Benefits and Risks of PowerShares DB Crude Oil ETNs

ETNs are some of the more benefit-rich investment vehicles available in the marketplace today.

Benefits                      Risks
[]  Leveraged and short notes [] Non-principal protected
[]  Relatively low cost       [] Leveraged losses
[]  Intraday access           [] Subject to an investor fee
[]  Listed                    [] Limitations on repurchase
[]  Transparent               [] Concentrated exposure
[]  Tax treatment(3)          [] Acceleration risk
                              [] Credit risk of the issuer

(2) The S and P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index(TM) is an
unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude.
Volatility is the annualized standard deviation of index returns.

(3) Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax adviser.

Long, Short, and Leveraged exposure to commodities has never been easier.(SM)

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903
| 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Considerations:

The PowerShares DB Crude Oil ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Crude Oil ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Crude Oil ETNs is entirely dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares DB Crude Oil ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Crude Oil ETNs include limited portfolio diversification, uncertain principal repayment, trade price fiuctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Crude Oil ETNs is not
equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your
PowerShares DB Crude Oil ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Crude Oil
ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the PowerShares DB Crude Oil ETNs upon a regulatory event affecting the ability to hedge the PowerShares DB Crude Oil ETNs.

The PowerShares DB Crude Oil ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Crude Oil ETNs that you may redeem directly with Deutsche Bank
AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Crude Oil ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Crude Oil ETNs are concentrated in crude oil futures contracts. The market value of the PowerShares DB Crude Oil ETNs may be influenced by many unpredictable factors, including, among other things, volatile oil prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB
Crude Oil ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Crude Oil Double Short ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Invesco Distributors, Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco Distributors,
Inc. or Invesco PowerShares Capital Management LLC are affiliated with Deutsche
Bank.

An investor should consider the PowerShares DB Crude Oil ETNs' investment objectives, risks, charges and expenses carefully before investing. An investment in the PowerShares DB Crude Oil ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

[C] 2010 Invesco PowerShares Capital Management LLC P-DBCRUDE-ETN-PC-1 11/10
 powersharesetns.com | dbfunds.db.com/notes 800 983 0903 | 877 369 4617